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                                                              Exhibit A(3)(a)(i)


                             DISTRIBUTION AGREEMENT

         AGREEMENT made this 23rd day of December, 1986 between The Manufacturers Life Insurance Company of America ("ManuLife America") a stock life insurance company domiciled in the Commonwealth of Pennsylvania, on its own behalf and on behalf of Separate Account Three ("Account") of ManuLife America and ManEquity, Inc., ("ManEquity"), a Colorado corporation;

                                   WITNESSETH

         WHEREAS, the Account is an account established and maintained by ManuLife America pursuant to the laws of the Commonwealth of Pennsylvania for single premium variable life insurance policies issued by ManuLife America (the "Policies"), under which income, gains and losses, whether or not realized, from assets allocated to such account, are, in accordance with the Policies, credited to or charged against such account without regard to other income, gains, or losses of ManuLife America;

         WHEREAS, ManuLife America has filed a registration statement for the Account as a unit investment trust under the Investment Company Act of 1940 (the "Investment Company Act");

         WHEREAS, ManEquity is registered as a broker-dealer under the Securities Exchange Act of 1934 ("Securities Exchange Act") and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

         WHEREAS, ManuLife America has filed a registration statement for the policies under the Securities Act of 1933 (the "Securities Act") and proposes to issue and sell the Policies through the Account to the public through ManEquity acting as principal underwriter for the Account;

         NOW, THEREFORE in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the parties do hereby agree as follows:

SECTION 1. PRINCIPAL UNDERWRITER

         (a) APPOINTMENT.

         ManuLife America grants to ManEquity the exclusive right during the term of this Agreement, subject to the registration requirements of the Securities Act and the Investment Company Act and the provisions of the Securities Exchange Act, to be the distributor and principal underwriter of the Policies issued through the Account in each state or other jurisdiction where the Policies may legally be sold, including any riders which ManuLife America may make available in connection therewith. ManEquity shall offer the Policies for sale and distribution at premium rates to be set by ManuLife America.

         (b) RESPONSIBILITIES.

         ManEquity will assume full responsibility for the securities activities of, and for securities law compliance by, its associated persons, (as that term is defined in Section 3(a)(18) of the Securities Exchange Act) including, as applicable, compliance with the NASD Rules of Fair


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Practice and Federal and State Laws and Regulations. ManEquity, directly or through ManuLife America as its agent, will:

         (i) make timely filings with the SEC, NASD, and other regulatory authorities, of any sales literature or materials relating to the Account, as required by law to be filed; and

         (ii) make available to ManuLife America copies of any agreements or plans intended for use in connection with the sale of the Policies in sufficient number and in adequate time for clearance by the appropriate regulatory authorities before they are used, and it is agreed that the parties will use their best efforts to obtain such clearance by the appropriate regulatory authorities before they are used and that the parties will use their best efforts to obtain such clearance as expeditiously as reasonably possible.

         ManEquity will train the associated persons, use its best efforts to prepare them to complete satisfactorily any and all applicable NASD and state qualification examinations, register the associated persons as its registered representatives before they engage in securities activities, and supervise and control them in the performance of such activities.

         ManEquity shall be under no obligation to effectuate any particular amount of sales of Policies or to promote or make sales, except to the extent ManEquity deems advisable or to the extent otherwise mutually agreed to by ManEquity and ManuLife America.

SECTION 2.     SALES AGREEMENTS.

         (a)   AUTHORITY

         ManEquity is hereby authorized to enter into separate written agreements, on such terms and conditions as ManEquity may determine not inconsistent with this Agreement, with organizations which agree to participate in the distribution of the Policies and to use their best efforts to solicit applications for the Policies. Such organizations and their agents or representatives soliciting applications for Policies shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Policies (and the riders and other policies offered in connection therewith) under the Insurance Laws and any applicable Blue Sky Laws of each state or other jurisdiction in which such Policies may be lawfully sold and in which ManuLife America is licensed to sell the Policies. Each such organization shall be both registered as a broker/dealer under the Securities Exchange Act and a member of the NASD, or if not so registered or not such a member, then the agents and representatives of such organization soliciting applications for the Policies shall be agents and registered representatives of a broker/dealer and NASD member which is the parent of such organization and which maintains full responsibility for the training, supervision, and control of the agents or representatives selling the Policies.

         (b)   RESPONSIBILITIES.

         ManEquity shall have the responsibility for the supervision of all such organizations to the extent required by law and shall assume any legal responsibilities of ManuLife America for the acts, commissions, or defalcations of any such organizations. Applications for the Policies solicited by such organizations through their agents or representatives shall be forwarded to ManEquity. All payments for the Policies shall be made by cheque to ManuLife America and remitted promptly by such organizations to ManEquity.


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SECTION 3.     PAYMENTS AND COSTS.

         In connection with the sale of the Policies, ManEquity is responsible for all amounts (including the sales commissions described in the prospectus for the Policies) due to the sales representatives or to broker/dealers who have entered into sales agreements with ManEquity.

         (b) As between ManuLife America and ManEquity, ManuLife America will bear the cost of all services and expenses, including legal services and expenses and registration, filing and other fees, in connection with:

         (i) registering and qualifying the Account, the Policies and (to the extent requested by ManEquity) the associated persons with Federal and state regulatory authorities and the NASD, and

         (ii) printing and distributing all registration statements and prospectuses (including amendments), Policies, notices, periodic reports, proxy solicitation material, sales literature and advertising filed or distributed in connection with the sale of the Policies.

SECTION 4.     LIFE INSURANCE AGENTS.

         (a)   ManEquity is authorized to appoint the organizations described in
Section 2(a) above as independent general agents of ManuLife America for the sale of the Policies and any riders or policies in connection therewith. ManuLife America will undertake to apply for life insurance agent licenses in the appropriate states or jurisdictions of the designated agents or representatives of those organizations so appointed by ManEquity; provided that ManuLife America reserves the right to refuse to appoint any proposed agent, or once appointed to terminate the same.

         (b) ManuLife America retains the right to appoint and discharge any life insurance agents, general agents or organizations appointed by ManuLife America.

         (c) Anyone or any party selling the Policies must be duly licensed insurance producers. ManuLife America shall have the responsibility for arranging for such licenses.

         (d) All premium funds collected by ManEquity or any organization appointed by ManEquity pursuant to Section 2(a) above, or their representatives, shall be held at all times in a fiduciary capacity and promptly be forwarded to ManuLife America. ManEquity will advise ManuLife America of the amount of gross premium received.

SECTION 5.     SUITABILITY.

         (a) ManuLife America wishes to ensure that the Policies distributed by ManEquity will be issued to purchasers for whom the Policy will be suitable. ManEquity shall take reasonable steps to ensure that the various agents appointed by it or by organizations appointed by ManEquity pursuant to 2(a) above shall not make recommendations to an applicant to purchase a Policy and shall not issue a Policy in the absence of reasonable grounds to believe that the purchase of the Policy is suitable for such applicant. ManEquity shall adhere to the STANDARDS OF SUITABILITY for the Policy adopted by ManuLife America. The Standards of Suitability are set forth in Schedule


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A, which schedule is incorporated herein. While not limited to the following, a determination of suitability shall be based on information furnished to an agent after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will persist with the Policy for such a period of time that ManuLife America's acquisition costs are amortized over a reasonable period of time.

         (b) ManuLife America, however, retains the ultimate right of control over and responsibility for, marketing the Policies.

         (c) ManuLife America also retains the right to reject applications for the Policies and maintains responsibility for all insurance underwriting aspects in connection with such applications.

SECTION 6.     PROMOTION MATERIALS.

         ManEquity shall have the responsibility for consulting with respect to the design and the drafting and legal review and filing of sales promotion materials, and for the preparation of individual sales proposals related to the sale of the Policies. All sales and promotional materials for the Policies must first be reviewed and approved by ManuLife America. ManEquity and any organization appointed by ManEquity pursuant to Section 2(a) above shall not give any information or make any representations concerning any aspect of the Policies or ManuLife America's operations to any person or entity unless such information or representations are contained in the prospectuses for the Policies, or are contained in sales or promotional materials approved by ManuLife America.

SECTION 7.     REPORTS.

         ManEquity shall have the responsibility for: maintaining the records of agents licensed, registered and otherwise qualified to sell the Policies; calculating and furnishing periodic reports to ManuLife America of the commissions and service fees payable to agents, brokers, general agents and sales managers of ManuLife America and its affiliates; and for furnishing periodic reports to ManuLife America as to the sale of Policies made pursuant to this Agreement.

SECTION 8.     RECORDS.

         ManEquity shall maintain and preserve such accounts, books, and other documents as are required of it by applicable laws and regulations. The books, accounts and records of ManuLife America, the Account and ManEquity as to all transactions hereunder shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as necessary to support the reasonableness of the amounts to be paid by ManuLife America hereunder. Without limiting the foregoing, ManEquity will:

         (a) maintain and preserve in accordance with Rules 17a-3 and 17a-4 under the Securities Exchange Act all books and records required to be maintained in connection with the offer and sale of the Policies, which books and records shall remain the property of ManEquity and shall be subject to inspection by the Securities and Exchange Commission ("SEC") in accordance with
Section 17(a) of the Securities Exchange Act; and


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         (b)   before or upon completion of each transaction for which a
confirmation is legally required, send a written confirmation for each such transaction reflecting the facts of the transaction.

SECTION 9.     COMPENSATION.

         For the services rendered, expenses assumed and the continuing obligations set forth herein, ManEquity shall receive from ManuLife America such amounts and at such times as may from time to time be agreed upon by ManEquity and ManuLife America.

SECTION 10.    LIABILITY FOR OTHER PARTY.

         Neither party to this Agreement shall be liable to the other for any action taken or omitted by it, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without gross negligence, willful misfeasance or reckless disregard of such responsibilities, unless otherwise mutually agreed in writing.

SECTION 11.    NOTIFICATION OF PARTIES.

         Both parties to this Agreement shall advise the other promptly of:

         (a) any action of the SEC or any authorities of any state or other jurisdiction, of which it has knowledge, affecting registration or qualification of the Account or the Policies, or the right to offer the Policies for sale; and

         (b) the happening of any event which makes untrue any statement, or which requires the making of any change, in the registration statements or prospectuses in order to make the statements therein not misleading.

SECTION 12.    INVESTIGATION AND PROCEEDINGS.

         (a) ManEquity and ManuLife America agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Policies distributed under this Agreement. ManEquity and ManuLife America further agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to ManuLife America, ManEquity, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Policies distributed under this Agreement. Without limiting the foregoing:

                   (i) ManEquity will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by ManuLife America with respect to ManEquity or any agent or representative or which may affect ManuLife America's issuance of any Policy marketed under this Agreement;

                   (ii) ManEquity will promptly notify ManuLife America of any customer complaint or notice of any regulatory investigation or proceeding received by ManEquity or its affiliates with respect to


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                   ManEquity or any agent or representative in connection with any Policy distributed under this Agreement or any activity in connection with any such Policy.

         (b) In the case of a customer complaint, ManEquity and ManuLife America will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or fax.

SECTION 13.    GUARANTEE.

         ManuLife America undertakes to guarantee the performance of any obligations ManEquity may have pursuant to Section 27(f) of the Investment Company Act, as amended, and paragraph (b) of Rule 27d-2 adopted by the Securities and Exchange Commission, to make refunds of charges required of the principal underwriter of Policies issued in connection with the Account.

SECTION 14.    TERMINATION.

         This Agreement shall terminate automatically if it shall be assigned. This Agreement may be terminated at any time by either party hereto on 60 days' written notice to the other party hereto, without the payment of any penalty. Upon termination of this Agreement all authorizations, rights and obligations shall cease except:

         (a) the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Policies in effect at the time of termination; and

         (b)   the agreements contained in paragraphs 11 and 12 hereof.

SECTION 15.    REGULATION.

         This Agreement shall be subject to the provisions of the Investment Company Act and the Securities Exchange Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the Investment Company Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

         ManEquity shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Account, present or future, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

SECTION 16.    SEVERABILITY.

         Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained therein.

SECTION 17.    GOVERNING LAW.


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         This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized officers as of the date first mentioned above.

Attest:                                      THE MANUFACTURERS LIFE INSURANCE
                                             COMPANY OF AMERICA
_______________________________              By: _______________________________
                                             Its:


Attest:                                      MANEQUITY, INC.
_______________________________              By: _______________________________
                                             Its: